Exhibit 4.5

ATS CORPORATION

RESTRICTED SHARE UNIT PLAN

May 17, 2023

RESTRICTED SHARE UNIT PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Plan:

(a)	“Account” means an account maintained by the Corporation for each Participant and which will be credited with RSUs in accordance with the terms of this Plan;

(b)

“Actively Employed” (or “Active Employment”) refers to an Eligible Employee that is engaged in employment with and is providing services to the Corporation or its Affiliate as an employee. Except as may be required by applicable employment standards legislation, an employee will no longer be considered Actively Employed, and will no longer be considered an Eligible Employee, as of the date their employment ends for any reason provided that in the case of employees whose employment relationship is governed by the laws of a province of Canada (each a “Canadian Employee”), such date shall be the date their employment ends for any reason or as of the end of their applicable minimum notice period required by relevant employment standards legislation, whichever date is later. For clarity, if a Canadian Employee’s employment ends prior to the expiry of the applicable minimum statutory notice period required by applicable employment standards legislation, they will be considered Actively Employed through to the end of that minimum statutory notice period. An employee will not be considered Actively Employed through any period in which they receive notice (including, for the avoidance of doubt, any period of employment after a notice of termination has been issued) or pay in lieu of notice following the termination of an Eligible Employee’s employment, including during any period of pay in lieu of notice of termination that is given or ought to have been given under a contract of employment or the common law, except for during a Canadian Employee’s applicable minimum statutory termination notice period as required by applicable employment standards legislation. A Participant will be considered Actively Employed during any period of statutory leave, or other leave approved by the Corporation or its Affiliate in accordance with its policies and procedures, as may be in place from time to time. For purposes of clarity, a Participant shall cease to be Actively Employed in the event of Disability (except where such cessation is in conflict with statutory requirements);

(c)	“Administrator” means any one of the Chief Executive Officer, Chief Financial Officer, or General Counsel of the Corporation;

(d)	“Affiliate” means any corporation which is an affiliate, as such term is used in Subsection 1(4) of the Business Corporations Act (Ontario), of the Corporation;

(e)	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules;

(f)	“Award” means an RSU granted under this Plan;

(g)	“Award Date” means the date or dates on which an Award of RSUs is granted to a Participant in accordance with Section 4.1;

(h)	“Board” means the board of directors of the Corporation, as constituted from time to time;

(i)

“Cause” means (a) in respect of the termination of a Participant employed in Ontario, wilful misconduct, disobedience or wilful neglect of duty that is not trivial and is not condoned by the Corporation or Affiliate; or (b) in respect of a Participant employed in another jurisdiction outside of Ontario (i) wilful refusal or wilful failure substantially to perform under any policy or reasonable performance goals set by the Corporation or an Affiliate with respect to Participant’s job duties or responsibilities, the operation of the Corporation’s or Affiliate’s business and affairs, or the management of the Corporation’s or Affiliate’s employees, within a reasonable time (not to exceed thirty (30) calendar days) after the Corporation or Affiliate has provided a written demand identifying the manner in which Participant has failed to perform; (ii) Participant engaging in any act involving gross misconduct, dishonesty, disloyalty, or gross negligence that is materially injurious to the Corporation or Affiliates; (iii) Participant’s willful and continued breach of, or willful failure substantially to perform under or comply with, any of the material terms and covenants of any other agreement between the Corporation or an Affiliate and Participant; (iv) Participant committing any act in competition with or materially detrimental to the best interests of the Corporation or Affiliates; or (v) Participant being charged with or convicted of a criminal offence that would be reasonably considered to have a negative impact on Participant’s job performance or the reputation or interests (financial or otherwise) of the Corporation or Affiliates;

(j)

“Change in Control” or “Change in Control Event” means the occurrence of any of the following events: (i) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of National Instrument 62-104—Takeover Bids and Issuer Bids (or any successor instrument thereto), of a beneficial interest in voting or equity securities of the Corporation, together with all voting or equity securities of the Corporation at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, equal to more than 50% of the votes associated with the outstanding voting securities of the Corporation, provided that no Change in Control Event will be deemed to have occurred if upon completion of any such transaction individuals who were members of the Board immediately prior to the effective date of such transaction constitute a majority of the board of directors of the resulting corporation following such effective date; (ii) a merger, consolidation, plan of arrangement or reorganization of the Corporation that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person(s) that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction, provided that no Change in Control Event will be deemed to have occurred if upon completion of any such transaction individuals who were members of the Board immediately prior to the effective date of such transaction constitute a majority of the board of directors of the resulting corporation following such effective date; (iii) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Corporation’s property and assets, (iv) Incumbent Directors (as hereinafter defined) cease to constitute a majority of the Board; (v) the Corporation’s shareholders approving any plan or proposal for the liquidation or dissolution of the Corporation; or (vi) the Board adopts a resolution to the effect that a Change in Control Event has occurred or is imminent. As used herein, “Incumbent Director” shall mean any member of the Board who was a member of the Board immediately prior to the occurrence of a contested election of directors, and includes any successor to an Incumbent Director who is recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board. For purposes of clarity, a Change in Control shall not be deemed to have occurred in relation to: (i) any share transfer, reorganization, asset transfer, or similar transaction, undertaken in one or a series of transactions, involving only Corporation and/or any of its Affiliates; or (ii) the completion of a treasury offering of securities in the Corporation;

(k)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(l)	“Committee” has the meaning ascribed thereto in Section 2.4;

(m)

“Common Share” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 5.1 hereof, such other shares or securities to which a Participant may be entitled upon the settlement of an RSU as a result of such adjustment;

(n)	“Corporation” means ATS Corporation and includes any successor corporation thereof;

(o)

“Disability” means a permanent physical or mental incapacity of the Participant that has prevented the Participant from performing the duties customarily assigned to the Participant and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue;

(p)

“Dividend Equivalent” means a bookkeeping entry whereby each RSU that is outstanding as of the dividend record date is credited with the equivalent amount of the dividend paid on a Common Share in accordance with Section 4.2;

(q)	“Dividend Market Value” means the Fair Market Value per Common Share on the dividend record date;

(r)	“Eligible Employee” means any employee or designated contractor of the Corporation or any Affiliate;

(s)

“Exchange” means the stock exchange on which the Common Shares are listed and posted for trading and if the Common Shares are listed and posted for trading on more than one stock exchange, means the stock exchange on which the majority of the trading volume of the Common Shares occurs during the applicable calculation period. Such stock exchange(s) are to be used for purposes of the calculation of Fair Market Value under this Plan or any volume-weighted average trading price or other calculation of share value called for under an RSU Agreement;

(t)

“Fair Market Value” as at any date, means the volume weighted average trading price of the Common Shares on the twenty (20) completed trading days on the Exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Corporation in its sole discretion, acting reasonably and in good faith;

(u)	“Forfeiture Date” means the date on which a Participant ceases to be a Participant pursuant to Section 4.5, as determined by the Board or the Administrator in accordance with this Plan;

(v)	“Good Reason” means:

(i)

a substantial diminution in the Participant’s authorities, duties, responsibilities, status (including officer, titles, and reporting requirements) from those in effect immediately prior to a Change in Control Event;

(ii)

the Corporation requires the Participant to be based at a location in excess of one hundred (100) kilometers from the location of the Participant’s principal job location or office immediately prior to a Change in Control Event, except for required travel on corporate business or required pursuant to the terms of a written employment or other agreement between the Corporation or an Affiliate and the Participant, in each case, to an extent substantially consistent with the Participant’s business obligations immediately prior to a Change in Control Event or to the extent provided for in the Participant’s employment agreement;

(iii)

a reduction in the Participant’s base salary, or a substantial reduction in the Participant’s target compensation under any incentive compensation plan, as in effect as of the date of a Change in Control Event; or

(iv)

the failure of the Corporation to continue in effect the Participant’s participation in the Corporation’s security-based compensation arrangements and any employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-positioned employees, as existed immediately prior to a Change in Control Event;

(w)

“Participant” means an Eligible Employee determined to be eligible to participate in this Plan in accordance with Section 3.1 and, where applicable, a former Eligible Employee deemed eligible to continue to participate in this Plan in accordance with Section 4.5;

(x)	“Plan” means this Restricted Share Unit Plan, as the same may be further amended, restated or varied from time to time;;

(y)	“Retirement” or “Retire” means the retirement of the Participant from employment with the Corporation or its Affiliate, if all of the following are satisfied:

(i)	at age 60 or older after having completed at least 10 years of service to the Corporation or its Affiliate or at such lower age or years of service as determined by the Corporation;

(ii)

subject to the discretion of the Corporation to waive this condition, the Participant not receiving any severance pay, termination pay, compensation in lieu of notice, retiring allowance or equivalent;

(iii)	the Participant cooperating with reasonable transitional support requested by the Corporation or its Affiliate, as applicable;

(iv)	the Participant not commencing full-time employment with an alternative employer without written permission from the Corporation; and

(v)

the Participant abiding by any post-employment restrictions, including non-solicitation and confidentiality, in the Participant’s written employment agreement or otherwise, having a term of no longer than two years from the date of Retirement;

(z)	“RSU” means a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the Participants’ Accounts;

(aa)	“RSU Agreement” has the meaning set forth in Section 3.2;

(bb)	“Section 409A” means Section 409A of the Code and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time;

(cc)	“Settlement Date” means, with respect to any RSU, the date upon which Vested RSUs shall be settled in the form elected by the Corporation pursuant to Section 4.4;

(dd)	“Successor Entity” shall have the meaning attributed thereto in Section 5.2 hereof;

(ee)	“Trust Agreement” means the trust agreement between the Trustee and the Corporation providing for the purchase of Common Shares on the open market;

(ff)	“Trustee” means the trustee selected by the Corporation to purchase Common Shares on the open market for settlement of RSU Awards pursuant to Section 4.4;

(gg)

“U.S. Participant” means any Participant who is a United States citizen, or a resident of the United States or is otherwise subject to taxation under the Code in respect of the Participant’s compensation from the Corporation;

(hh)	“Vested” means those RSUs that vest on a Vesting Date in accordance with the terms an RSU Agreement and this Plan. “Vest” and “Vesting” have corresponding meanings; and

(ii)	“Vesting Date” the date on which a Participant’s entitlement to the Vesting of RSUs is determined, and such RSUs vest, in accordance with the terms of an RSU Agreement and this Plan.

1.2	Interpretation

Words in the singular include the plural and words in the plural include the singular. Words importing male persons include female persons, corporations or other entities, as applicable. The headings in this document are for convenience and reference only and shall not be deemed to alter or affect any provision hereof. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this document as a whole and not to any particular Article, Section, paragraph or other part hereof.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN

2.1	Purpose

The purpose of this Plan is to aid in attracting, retaining and motivating the Eligible Employees in the growth and development of the Corporation by providing them with the opportunity through RSUs to participate in the long-term growth and financial success of the Corporation.

2.2	General Administration of the Plan

Other than the exercise of powers under Section 2.3, either of the Board or Administrator shall have the full power to administer this Plan, including, but not limited to, the authority to:

(a)

interpret and construe any provision hereof and decide all questions of fact arising in their interpretation and any such interpretation, construction or determination made by the Board or Administrator shall be final, binding and conclusive for all purposes;

(b)

adopt, amend, suspend and rescind such rules and regulations for administration of this Plan as they may deem necessary in order to comply with the requirements of this Plan, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(c)	take any and all actions permitted by this Plan; and

(d)	make any other determinations and take such other action in connection with the administration of this Plan that it deems necessary or advisable.

2.3	Awards under the Plan

Subject to Section 2.4 and Section 4.6, the Board shall have exclusive authority to:

(a)	determine the individuals to whom RSUs may be awarded or delegate such authority as it deems advisable;

(b)

award such RSUs on such terms and conditions as it determines including, without limitation: the time or times at which RSUs may be awarded; the time or times when each RSU shall Vest and the term of each RSU; any acceleration (provided that, in respect of a U.S. Participant, an acceleration may only be permitted (i) with respect to an RSU Award that is exempt from Section 409A or (ii) for an RSU that is subject to Section 409A, unless otherwise permitted under Section 409A) or waiver of termination or forfeiture regarding any RSU; any adjustment in the amount payable pursuant to any RSU Award; in each case, based on such factors, including performance based criteria, as the Board may determine appropriate, in its sole discretion;

2.4	Delegation of Authority

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

The Board or the Committee may delegate or sub-delegate to any director or officer of the Corporation the whole or any part of the administration of this Plan and shall determine the scope of such delegation or sub-delegation in its sole discretion.

2.5	Discretionary Relief

Notwithstanding any other provision hereof, the Board may, in its sole discretion, waive any condition set out herein if it determines that specific individual circumstances warrant such waiver.

2.6	Amendment or Discontinuance of the Plan

(a)

The Board may amend, suspend or discontinue this Plan at any time without shareholder approval or the consent of a Participant. Subject to applicable securities laws, the Board may from time to time amend the terms of Awards made under the Plan without shareholder approval but subject to the obtaining of any required regulatory or other approvals and, if any such amendment will materially adversely alter or impair the rights of a Participant with respect to any RSU Award previously granted under the Plan or any related RSU Agreement, the obtaining of the written consent of such Participant to such amendment. Notwithstanding the foregoing, the obtaining of the written consent of any Participant to an amendment which materially adversely affects the rights of such Participant with respect to an Award will not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which the Common Shares are listed.

(b)

Without limitation of Section 2.6(a), the Board or the Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to this Plan, and may make such determinations as it deems necessary or desirable for the administration of this Plan.

2.7	Final Determination

Any determination or decision by, or opinion of, the Board, the Committee, the Administrator or a director or officer of the Corporation made or held pursuant to the terms set out herein shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their beneficiaries and legal representatives.

Subject to Section 2.5, all rights, entitlements and obligations of Participants under this Plan are set forth in the terms hereof and cannot be modified by any other documents, statements or communications, except by amendment to the terms set out herein pursuant to in Section 2.6.

2.8	Taxes

(a)

A Participant shall be solely responsible for reporting and paying all taxes payable in respect of the RSUs received by the Participant under the Plan or any payment pursuant to such RSUs. The Corporation makes no guarantees to any person regarding the tax treatment of an RSU, or payments made under the Plan and none of the Corporation or any of its Affiliates, employees or representatives shall have any liability to a Participant with respect thereto. The Corporation will provide each Participant with (or cause each Participant to be provided with) a T4 slip or such requisite statement as may be required by applicable law to report income for income tax purposes.

(b)

The Corporation shall have the power and the right, itself of through an Affiliate, to deduct or withhold, or require a Participant to remit to the Corporation or an Affiliate, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan, including, but not limited to, the Vesting of RSUs granted under the Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Participant consents to) set off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation or an Affiliate to such Participant (whether arising pursuant to the Participant’s relationship as a director, officer or employee of the Corporation or as a result of the Participant providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements satisfactory to the Participant and the Corporation. Any reference in the Plan to a payment of cash or the provision of Common Shares purchased by the Trustee on the open market in connection with the settlement of an RSU is expressly subject to this Section 2.8.

(c)

As a condition to any payment pursuant to the Plan, the Corporation may require a Participant to pay such sum as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant hereunder.

2.9	Information

Each Participant shall provide the Corporation with all of the information (including personal information) that it requires in order to administer this Plan.

2.10	Account Information

Information pertaining to the RSUs in Participants’ Accounts will be made available to the Participants upon reasonable request by the Participant or at such other times and in such manner as the Corporation may determine and shall include such matters as the Board or the Administrator may determine from time to time or as otherwise may be required by law.

2.11	Indemnification

Each member of the Board and Committee, as well as the Administrator, and any director or officer delegated authority hereunder is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification such individual may have as director, officer, or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION IN THE PLAN

3.1	Participation

The Board, in its sole discretion, shall determine, or shall delegate to the Committee the authority to determine, which Eligible Employees will participate in this Plan. Participation in the Plan may be varied, amended, or discontinued from time to time without advance notice of such changes to Participants and without compensation to Participants. Participation in this Plan is voluntary and is not a condition of employment of an Eligible Employee.

3.2	RSU Agreement

A Participant shall confirm acknowledgement of an Award of RSUs made to such Participant in such form as determined by the Board or Administrator from time to time (the “RSU Agreement”), within such time period and in such manner as specified by the Board or the Administrator. If acknowledgement of an Award of RSUs is not confirmed by a Participant within the time specified, the Corporation reserves the right to revoke the crediting of RSUs to the Participant’s Account.

3.3	Participant’s Agreement to be Bound

Participation in this Plan by any Participant shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE 4

TERMS OF THE PLAN

4.1	Grant of RSUs

Subject to Section 3.2, an Award of RSUs pursuant to this Plan will be made and the number of such RSUs awarded will be credited to each Participant’s Account, effective as of the Award Date. The number of RSUs to be credited to each Participant’s Account shall be determined by the Board, or the Committee or members of management of the Corporation delegated by the Board to do so, each in its sole discretion.

Each RSU Agreement shall set forth the Award Date of the RSUs evidenced thereby, the number of RSUs subject to such Award, any conditions or performance criteria that Vesting is subject to, and the applicable Vesting Date(s) and may specify such other terms and conditions as permitted under any provision of the Plan.

4.2	Dividend Equivalents

In the event that a dividend is declared and paid or any other distribution is made in respect of the Common Shares, Participants shall be entitled to receive (each of Sections 4.2(a) and (b) referred to in this section as a “Dividend Payment Method”) on the Vesting Date, or within a reasonable period of time following a Vesting Date, as set forth in Section 4.3:

(a)

a Dividend Equivalent in the form of a cash payment equivalent to the dividend or other distribution that would have been paid per Common Share on the number of RSUs credited to a Participant’s Account on the record date for the payment of such dividend or distribution;

(b)

a Dividend Equivalent in the form of additional RSUs as of the dividend or distribution payment date in respect of which dividends or distributions are paid on Common Shares, such Dividend Equivalent shall be computed by dividing (X) the amount obtained by multiplying the amount of dividend declared and paid or distribution paid per Common Share by the number of RSUs recorded in the Participant’s Account on the record date for the payment of such dividend or distribution, by (Y) the Dividend Market Value, with fractions computed to three decimal places; or

(c)	a combination of (a) or (b);

provided that the Board or Administrator shall have the sole discretion to determine which Dividend Payment Method, or combination thereof, a Participant shall receive from time to time. Notwithstanding anything to the contrary in this Plan, with respect to any Award, such Dividend Equivalent shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award, and no Dividend Equivalent shall be released to a Participant until the Award to which they pertain has fully Vested.

4.3	Vesting and Payment

The Board or the Committee may, in its sole discretion, determine: (i) the time during which RSUs shall Vest and whether there shall be any other conditions or performance criteria that Vesting will be subject to; (ii) the method of Vesting; or (iii) that no Vesting restriction shall exist. In the absence of any determination by the Board or the Committee to the contrary as set forth in an applicable RSU Agreement, RSUs (and any corresponding Dividend Equivalents) will Vest on December 1 in the second calendar year following the calendar year in which the Award Date falls (computed in each case to the nearest whole Common Share). Notwithstanding the foregoing, but subject to Section 4.6, the Board or the Committee may, in its sole discretion at any time or in the RSU Agreement in respect of any RSUs granted, accelerate or provide for the acceleration of Vesting of RSUs previously granted, provided that in respect of a U.S. Participant an acceleration may only be permitted (i) with respect to an RSU Award that is exempt from Section 409A or (ii) for an RSU that is subject to Section 409A, unless otherwise permitted under Section 409A.

The Board or the Committee may, in its sole discretion, determine whether there shall be any conditions or performance criteria applicable to RSUs, which, for greater certainty may result in a decrease or increase in the number of RSUs that Vest or in the amount to be paid in connection with the RSU.

4.4	Settlement of RSU Awards

On the Vesting Date, or within a reasonable period of time following a Vesting Date, such day being the Settlement Date, the Corporation shall:

(a)

cause the Trustee to deliver to the Participant that number of Common Shares purchased on the open market that are equal to the number of Vested RSUs as determined as of the Vesting Date, subject to any adjustment based on any conditions or performance criteria as specified in connection with the grant of the RSU; or

(b)

pay (or cause to be paid through an Affiliate) an amount in cash to the Participant equal to the aggregate Fair Market Value of a Common Share, multiplied by the number of Vested RSUs, both as determined as of the Vesting Date, subject to any adjustment based on any conditions or performance criteria as specified in connection with the grant of the RSU.

Whether a Vested RSU is settled in accordance with Section 4.4(a) or (b) shall be at the sole discretion of the Corporation. The obligations of the Corporation to provide the Trustee with the funds necessary to purchase the Common Shares and the Trustee to purchase and deliver the Common Shares shall be in accordance with the terms and conditions of the Trust Agreement. The Trust is established for the benefit and convenience of the Corporation and, notwithstanding that each Participant’s RSUs may be settled in Common Shares purchased in the open market by the Trustee, no Participant shall have any right to claim any Common Shares, cash payment or any other benefits from the Trust or the Trustee.

Delivery of Common Shares pursuant to Section 4.4(a) or payment of cash pursuant to Section 4.4(b) shall be made within a reasonable period of time following the applicable Vesting Date, but no later than December 31st of the calendar year in which the Vesting Date occurs. Where the Corporation elects to settle a Vested RSU in accordance with Section 4.4(b), payments shall be made in Canadian dollars, or at the option of the Corporation, converted to such other currency as it deems expedient in order to facilitate payment through the applicable payroll process.

4.5 RSU Forfeiture

Unless otherwise determined by the Board or the Committee, or unless the Corporation (or its Affiliate) and a Participant expressly agree otherwise in an RSU Agreement or other written agreement (including an employment agreement), each RSU Award shall, subject to Section 4.5(e), be subject to the following:

(a)

In order to be eligible to receive an RSU Award and compensation corresponding to any RSU Award, a Participant must be Actively Employed up to and including the Vesting Date. Participants are not eligible to receive RSU Awards or compensation in respect of RSU Awards following the date on which they cease to be Actively Employed except for any compensation to which they are already entitled under this Plan;

(b)

A Participant ceases to be a Participant and immediately forfeits any RSU that has not Vested on the date their Active Employment ends for any reason, which date shall be the Forfeiture Date, as determined by the Board or Administrator in accordance with this Plan and in their sole discretion;

(c)

Any payment or delivery of Common Shares corresponding to any Award of RSUs that Vested prior to the Forfeiture Date shall be delivered to a former Participant as soon as practicable after the Forfeiture Date (or, in the case of death, to the legal representative of the deceased former Participant’s estate as soon as practicable after receipt of satisfactory evidence of the Participant’s death from the authorized legal representative of the deceased Participant);

(d)

Under no circumstances will a Participant or former Participant be entitled to claim partial or pro-rated payment of a RSU Award that has not Vested under this Plan as of the Forfeiture Date, or claim damages of any kind in respect of a RSU Award that did not Vest before the Forfeiture Date or in respect of any future RSU Award that the Participant may have received had their Active Employment continued. Without limiting the generality of the foregoing, each Participant and former Participant expressly waives any entitlement to damages in respect of or in lieu of RSU Awards under the common law as it relates to termination of an Eligible Employee’s employment; and

(e)	A former Participant shall not be entitled to any further payment under this Plan.

Notwithstanding the preceding paragraphs (a) through (e), or anything else contained in this Plan to the contrary:

(i)

if a Participant ceases to be an Eligible Employee due to that Participant’s Retirement, all unvested RSUs credited to the Participant’s Account (and any related Dividend Equivalents) as of the day immediately preceding the Participant’s Retirement shall continue to Vest in accordance with the applicable RSU Agreement(s) and be settled on the original Vesting Date in accordance with Section 4.4, provided that if the Participant is determined to have breached any post-employment restrictive covenants in favour of the Corporation, then any RSUs held by the Participant that are unvested at the time the post-employment restrictive covenant is breached, will immediately expire;

(ii)

if a Participant ceases to be an Eligible Employee due to Disability, the Board or Administrator may determine in their sole discretion, that all unvested RSUs credited to the Participant’s Account (and any related Dividend Equivalents) as of the day immediately preceding the Participant’s Disability shall continue to Vest in accordance with the applicable RSU Agreement(s) and be settled on the original Vesting Date in accordance with Section 4.4, but the Participant shall only be entitled to a portion of the value of the RSU that they would have received had they still been an Eligible Employee at the Vesting Date of the RSU (“full payout”) equal to the product of the full payout and a fraction, the numerator of which is the number of days from the date of grant of the RSU in question to the date of Disability of the Participant and the denominator of which is the number of days from the date of grant of the RSU in question to the date of Vesting; and

(iii)

if a Participant ceases to be an Eligible Employee by reason of the Participant’s death, all unvested RSUs credited to the Participant’s Account (and any related Dividend Equivalents) as of the day immediately preceding the Participant’s death shall be deemed to have Vested and any performance criteria associated with the RSUs under the appliable RSU Agreement(s) shall be deemed to have been achieved at 100% of the target level. The Participant’s beneficiary shall be entitled to receive a payment within 90 days of the Participant’s death relating to all such RSUs (whether vested before the date of death or deemed to have vested pursuant to this section 4.5(e)) determined in accordance with Section 4.4.

This Plan does not confer upon a Participant any right with respect to continuation of employment by or service provision to the Corporation or its Affiliates, nor does it interfere in any way with the right to terminate the Participant’s employment or service provision at any time.

The Corporation may include in any RSU Agreement terms with respect to the (i) the cancellation of RSUs and the forfeiture of RSUs by Participants; and (ii) the repayment by Participants to the Corporation of the value of any Vested RSUs, in each case upon the occurrence of any events specified in the RSU Agreement.

4.6	Section 409A of the Code

Each RSU granted under this Plan to U.S. Participants is generally intended to be exempt from Section 409A as a short-term deferral and shall be interpreted in accordance with such intent. Notwithstanding the forgoing or any provisions of the Plan to the contrary, if the Corporation determines that such exemption is not applicable to any RSUs granted under the Plan to a US Participant, or any provision of the Plan contravenes Section 409A or could cause the U.S. Participant to incur any additional tax or interest under Section 409A, the Corporation may, in its sole discretion and without any Participant’s consent, to the extent permissible under Section 409A, modify such provision and any appropriate policies and procedures, including amendments and policies with retroactive effect, and take such other actions as the Corporation determines necessary or appropriate (i) to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any additional taxes or interest under Section 409A, and/or (ii) preserve, to the maximum extent practicable, the intended tax treatment of the RSUs granted under the Plan without materially increasing the cost to the Corporation or contravening the provisions of Section 409A. This Section 4.6 does not create an obligation on the part of the Corporation to modify the Plan and does not guarantee that Plan benefits will not be subject to additional taxes and interest under Section 409A.

If a U.S. Participant becomes entitled to receive payment from such Participant’s Account as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Corporation makes a good faith determination that (i) all or a portion of the RSUs in the Participant Account constitute “deferred compensation” (within the meaning of Section 409A) and are, accordingly, not exempt from Section 409A and (ii) any such non-exempt RSUs that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid additional taxes or interest under Section 409A, then payment of such non-exempt RSUs shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant’s date of death.

ARTICLE 5

EFFECT OF CORPORATE EVENTS

5.1	Alterations in Common Shares

In the event:

(a)	of any change in the Common Shares through subdivision, consolidation, or reclassification; or

(b)	that any rights are granted to all or substantially all shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(c)

that, as a result of any recapitalization, or other transaction or corporate change other than a Change in Control Event, the Common Shares may be converted into or exchangeable for any other securities or property or may cease to be listed on an Exchange;

then the Board may make such adjustments to this Plan, to any RSUs and to any RSU Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants, and the Participants shall be bound by any such determination. In any event, subject to Section 6, the Board may waive any performance criteria or conditions set forth in an RSU Agreement and/or accelerate the Vesting or payment under any RSU, provided that in respect of a U.S. Participant an acceleration may only be permitted as contemplated under Section 2.3(b), or cancel any RSUs that have not Vested or substitute rights for the RSUs from a successor to the Corporation or its business. Any adjustments made as a result of the foregoing shall be subject to the approval of the Exchange, if applicable.

5.2	Change in Control

(a)

Subject to Section 5.2(c), and except as otherwise provided in a written employment or other agreement between the Corporation or an Affiliate and a Participant, in the event of a Change in Control, the Corporation will take such steps as are reasonably necessary or desirable in an effort to cause all RSUs then outstanding to be substituted by or replaced with restricted share units of the acquiring, successor or surviving entity, or any Affiliate thereof (hereinafter collectively referred to as the “Successor Entity”) having substantially equivalent economic value and on substantially similar terms as the original Awards.

(b)

Except for any greater right(s) provided for in a written employment or other agreement between the Corporation or an Affiliate and a Participant, if within 12 months of a Change in Control Event, a Participant ceases to be Actively Employed due to termination by the Corporation or any Successor Entity of the Participant’s employment or engagement with the Corporation or Successor Entity without Cause, or the Participant resigns from his or her employment for Good Reason, the Vesting of all RSUs then held by such Participant, including any substitute or replacement RSUs issued by the Successor Entity, will be accelerated in full, and any performance criteria associated with the RSUs under the RSU Agreement shall be deemed to have achieved the performance criteria at 100% of the target level, and such RSUs will be settled within 30 days of the date on which the Participant ceases to be Actively Employed.

(c)	Except as otherwise provided in a written employment or other agreement between the Corporation or an Affiliate and a Participant, if, in the event of a proposed a Change in Control:

(i)

the required steps to cause the substitution or replacement of RSUs under Section 5.2(a) are not being taken by the parties with the authority to take such steps, including without limitation, by any Successor Entity;

(ii)	the Board determines, acting reasonably, that the substitution or replacement contemplated in Section 5.2(a) is impossible or not practicable;

(iii)	the Board determines, acting reasonably, that the substitution or replacement contemplated in Section 5.2(a) above would give rise to adverse tax results; or

(iv)	the securities of the Successor Entity are not (or, upon the occurrence of the Change in Control Event, will not be) listed and posted for trading on a recognizable stock exchange;

then the Vesting of all then outstanding RSUs held by the Participant will, unless otherwise determined by the Board, be accelerated in full and any performance criteria associated with the RSUs under the RSU Agreement shall be deemed to have achieved the performance criteria at 100% of the target level, provided, however, that such accelerated Vesting and settlement shall be, unless otherwise determined in advance by the Board, conditional on the consummation of such Change in Control Event.

(d)	The obligations of the Corporation under this Plan shall be binding upon any surviving corporation (or any Affiliate thereof) or Successor Entity resulting from a Change in Control Event.

ARTICLE 6

GENERAL

6.1	RSUs to Companies

The provisions herein in respect of the grant of RSUs shall apply, with appropriate modifications, to the grant of RSUs to a company either: (i) wholly-owned by any person to whom RSUs may otherwise be granted hereunder; or (ii) controlled by any person to whom RSUs may otherwise be granted hereunder (and the shares of which are held directly or indirectly by any such person and such person’s spouse, minor children and/or minor grandchildren); subject to any requirements of any applicable regulatory authority having jurisdiction.

6.2	General Restrictions and Assignment

Except as required by law, the rights of a Participant hereunder are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

The rights and obligations hereunder may be assigned by the Corporation to a Successor to the business of the Corporation.

6.3	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

The Corporation makes no representations or warranties to Participants with respect to this Plan or the RSUs whatsoever. Participants are expressly advised that the value of any RSUs under this Plan will fluctuate as the trading price of Common Shares fluctuates.

In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Common Shares and all other risks associated with the holding of RSUs.

6.4	Unfunded Obligation.

Unless otherwise determined by the Board, the Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any individual holds any rights under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Corporation.

6.5	No Shareholder Rights

Under no circumstances shall Awards be considered Common Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Common Shares by virtue of the grant of Awards.

6.6	Fractional Shares

No fractional Common Shares will be delivered on the settlement of an RSU. Accordingly, if as a result of any adjustment to the number of RSUs in the Participant’s Account, the Participant would become entitled to receive a fractional Common Share on the settlement of an RSU, the Participant has the right to acquire only the number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

6.7	Reorganization of the Corporation

The existence of any RSUs shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any Change in Control Event involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

6.8	Governing Law

The validity, construction and effect of this Plan and any actions taken or relating to this Plan shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.9	Severability

The invalidity or unenforceability of any provision of this document shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this document.

6.10	Effective Time

This Plan became effective on June 29, 2013, and was last amended by the Board effective as of May 17, 2023.